Exhibit 99.1

Acushnet Holdings Corp. Announces
Full Year and Fourth Quarter 2022 Financial Results,
Declares Increased Quarterly Cash Dividend, Announces Increased Share Repurchase Authorization, Introduces 2023 Outlook

Key Highlights:
•Full year net sales of $2.27 billion, up 5.7% year over year, up 11.2% in constant currency
•Full year net income attributable to Acushnet Holdings Corp. of $199.3 million, up $20.4 million year over year
•Full year Adjusted EBITDA of $338.4 million, up $10.1 million year over year
•Fourth quarter net sales of $447.4 million, up 6.4% year over year, up 14.3% in constant currency
•Fourth quarter net loss attributable to Acushnet Holdings Corp. of $0.1 million improved by $26.3 million compared to 2021
•Fourth quarter Adjusted EBITDA of $25.4 million, up $30.4 million year over year
•Returned $52.2 million to shareholders through quarterly dividend payments during 2022
•Repurchased 4.1 million shares for $190.8 million during 2022, reducing total shares outstanding by approximately 5%
•The Company provided its full year 2023 Outlook, with expected net sales of $2.33 to $2.38 billion and Adjusted EBITDA of $345 to $365 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 5.0% to up 7.2%.

FAIRHAVEN, MA – March 1, 2023 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), the global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the full year and fourth quarter ended December 31, 2022.
“As we continue to build momentum across our brands, we are pleased to report the Acushnet team delivered another strong year in 2022, including healthy acceleration in Q4,” said David Maher, Acushnet’s President and Chief Executive Officer. “The Company’s commitment to product development, manufacturing and supply chain excellence contributed to growth across all segments and regions, leading to an 11% constant currency sales increase in 2022."
Mr. Maher continued, “Titleist golf balls continue to be the overwhelming choice of PGA and LPGA Tour players, and Pro V1 golf balls were the winning choice of all four men’s Major Champions in 2022. We are pleased with our ability to grow sales in this segment despite raw material availability challenges during the year. Double digit sales growth in our Titleist golf club, Titleist gear and FootJoy golf wear segments was driven by a wide range of innovative new products, including new TSR drivers that quickly became the most played model on the PGA Tour.

“We are encouraged by healthy golf industry fundamentals, with the U.S. golfer population increasing again in 2022 and with similar trends in key regions outside the U.S. Looking ahead to 2023, we expect to continue our story of growth across all brands and regions, fueled by an exciting line up of new product launches. Our new Pro V1 and Pro V1x models are the next generation of the most trusted golf balls in the game. TSR drivers and fairways are off to a great start in the market and Scotty Cameron Super Select putters will launch later this month. FootJoy, Titleist gear and KJUS will all feature product updates and exciting new innovation stories in 2023.
“I would like to thank my fellow associates for their dedication and resolve in executing our core strategies, and for their unwavering focus on delivering the highest quality products and services to our trade partners and dedicated golfers around the world. Looking forward, we are confident that our diversified portfolio of leading products, growing capacity within our supply chain and dedicated team of Acushnet associates will enable us to deliver long-term value for our shareholders.”

Summary of Full Year 2022 Financial Results

	Year ended December 31,		Increase		Constant Currency Increase
(in millions)	2022	2021	$ change	% change	$ change	% change
Net sales	$2,270.3	$2,147.9	$122.4	5.7%	$240.7	11.2%
Net income attributable to Acushnet Holdings Corp	$199.3	$178.9	$20.4	11.4%
Adjusted EBITDA	$338.4	$328.3	$10.1	3.1%
Consolidated net sales for the full year increased 5.7%, or 11.2% on a constant currency basis, primarily as a result of higher sales volumes and higher average selling prices.
On a geographic basis, consolidated net sales in the United States were higher driven by increases of 17.2% in Titleist golf clubs, 4.9% in Titleist golf balls, 4.7% in FootJoy golf wear and 10.3% in Titleist golf gear. The increase in Titleist golf clubs was primarily driven by higher sales volumes of SM9 wedges, Phantom X putters, T-Series irons and our newly introduced TSR drivers and fairways. The increase in Titleist golf balls was primarily due to higher average selling prices and higher volumes. The increase in FootJoy golf wear was primarily driven by higher average selling prices of footwear and higher sales volumes of apparel. The increase in Titleist golf gear was primarily driven by higher average selling prices across all product categories.
Net sales in regions outside of the United States were up 1.9%, or 13.5% on a constant currency basis. In EMEA, net sales increased across all reportable segments, with the first quarter of 2022 having the largest increase due to the adverse impact of government-ordered shutdowns in this region during the first quarter of 2021. In Korea and Rest of World, net sales increased across all reportable segments. In Japan, net sales increased in FootJoy golf wear and Titleist golf clubs.

Segment specifics:
•1.7% increase in net sales (5.7% increase on a constant currency basis) of Titleist golf balls, largely due to higher sales volumes and average selling prices. Sales volumes were negatively impacted by certain raw material availability.
•10.5% increase in net sales (16.3% increase on a constant currency basis) of Titleist golf clubs. This increase was largely due to higher sales volumes of our SM9 wedges, Phantom X putters, T-Series irons and TSR drivers and fairways. This increase was partially offset by lower sales volumes of hybrids which were in their second model year.
•6.4% increase in net sales (12.5% increase on a constant currency basis) of Titleist golf gear. This increase was largely due to higher average selling prices across all product categories.
•6.4% increase in net sales (12.2% increase on a constant currency basis) in FootJoy golf wear. This increase was largely due to increased sales volumes across all product categories.
Net income attributable to Acushnet improved by $20.4 million to $199.3 million, up 11.4% year over year, primarily as a result of an increase in income from operations.
Adjusted EBITDA was $338.4 million, up 3.1% year over year. Adjusted EBITDA margin was 14.9% versus 15.3% for the prior year period.

Summary of Fourth Quarter 2022 Financial Results

	Three months ended December 31,		Increase/(Decrease)		Constant Currency Increase
(in millions)	2022	2021	$ change	% change	$ change	% change
Net sales	$447.4	$420.6	$26.8	6.4%	$60.1	14.3%
Net loss attributable to Acushnet Holdings Corp	$(0.1)	$(26.4)	$26.3	(99.6)%
Adjusted EBITDA	$25.4	$(5.0)	$30.4	*
_______________________________________________________________________________
*Percentage change not meaningful
Consolidated net sales for the quarter increased 6.4%, or 14.3% on a constant currency basis. The increase was primarily related to an increase in Titleist golf clubs driven by our newly introduced TSR drivers and fairways, an increase in Titleist golf balls primarily due to higher sales volumes across all models and an increase in Titleist golf gear primarily due to sales volume increases in golf bags and headwear.
On a geographic basis, consolidated net sales in the United States were higher driven by increases of 31.1% in Titleist golf clubs, 14.7% in Titleist golf balls and 15.6% in Titleist golf gear. The increase in Titleist golf clubs was primarily driven by higher sales volumes of our TSR drivers and fairways introduced in the third quarter of 2022. The increase in Titleist golf balls was driven by increased volumes across all models. The increase in Titleist golf gear was primarily driven by higher average selling prices and higher volumes of golf bags and headwear.
Net sales in regions outside the United States decreased 4.2%, or up 12.3% on a constant currency basis. In Japan, net sales increased due to higher sales volumes in Titleist golf clubs primarily due to our newly introduced TSR drivers and fairways. In Rest of World, net sales increased across all reportable segments. In

EMEA, net sales increased across all reportable segments except Titleist golf clubs. In Korea, net sales decreased primarily due to lower sales volumes in FootJoy golf wear and lower sales volumes of products that are not allocated to one of our reportable segments.
Segment specifics:
•6.3% increase in net sales (12.1% increase on a constant currency basis) of Titleist golf balls, largely due to increased sales volumes across all models.
•21.9% increase in net sales (32.1% increase on a constant currency basis) of Titleist golf clubs primarily due to higher sales volumes of our TSR drivers and fairways launched in the third quarter of 2022.
•16.1% increase in net sales (26.2% increase on a constant currency basis) of Titleist golf gear primarily driven by higher sales volumes in golf bags and headwear reflecting improvements in supply chain constraints.
•6.5% decrease in net sales (0.2% increase on a constant currency basis) in FootJoy golf wear. The increase in constant currency was primarily driven by a sales volume increase in apparel largely offset by lower sales volumes in our footwear and glove categories.
Net loss attributable to Acushnet improved $26.3 million to a loss of $0.1 million from a loss of $26.4 million, primarily as a result of an increase in income from operations due to higher gross profit and lower operating expenses. Gross profit increased primarily due to increased sales volumes in Titleist golf clubs and Titleist golf balls and lower inbound freight costs, partially offset by the unfavorable impact of changes in foreign currency exchange rates. Operating expenses decreased across all reportable segments primarily due to lower advertising and promotional expenses and employee-related expenses.
Adjusted EBITDA was $25.4 million, compared to a loss of $5.0 million in the prior year. Adjusted EBITDA margin was 5.7% for the fourth quarter versus (1.2)% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.195 per share of its common stock. The dividend will be payable on March 24, 2023 to shareholders of record as of March 10, 2023. The number of shares outstanding as of February 24, 2023 was 66,945,802.
During the quarter, the Company repurchased 1,131,471 shares of its common stock on the open market at an average price of $45.08 for an aggregate of $51.0 million. On January 23, 2023, the Company purchased 2,168,528 shares of its common stock from Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp., for an aggregate of $100.0 million in satisfaction of its previously disclosed share repurchase obligation. On February 9, 2023, the Company's Board of Directors authorized the Company to repurchase up to an additional $250.0 million of its issued and outstanding common stock, bringing the total authorization up to $700.0 million since the share repurchase program was established in 2018.

2023 Outlook
The Company expects full year consolidated net sales to be approximately $2,325 to $2,375 million and Adjusted EBITDA to be approximately $345 to $365 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 5.0% to up 7.2%. The Company's outlook assumes no significant worsening of the COVID-19 pandemic, additional supply chain disruptions or changes in the impact of foreign currency. The Company plans to share additional details of the 2023 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on March 1, 2023 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2023 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; changes to the Rules of Golf with respect to equipment; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; our ability to comply with data privacy and security laws; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; lack of assurance of positive returns on capital investments; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; a high degree of leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; share repurchase program execution and effects thereof; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission ("SEC") on March 1, 2022 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, the Annual Report on Form 10-K for the year ended December 31, 2022. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share amounts)	2022	2021	2022	2021
Net sales	$447,404	$420,566	$2,270,336	$2,147,930
Cost of goods sold	223,771	216,131	1,091,103	1,029,493
Gross profit	223,633	204,435	1,179,233	1,118,437
Operating expenses:
Selling, general and administrative	196,146	209,011	833,422	795,422
Research and development	13,860	15,388	56,393	55,335
Intangible amortization	2,020	1,959	7,885	7,868
Income (loss) from operations	11,607	(21,923)	281,533	259,812
Interest expense, net	5,367	1,098	13,269	7,709
Other expense, net	3,001	1,110	8,829	4,280
Income (loss) before income taxes	3,239	(24,131)	259,435	247,823
Income tax expense	1,565	701	54,351	63,583
Net income (loss)	1,674	(24,832)	205,084	184,240
Less: Net income attributable to noncontrolling interests	(1,732)	(1,602)	(5,806)	(5,367)
Net (loss) income attributable to Acushnet Holdings Corp.	$(58)	$(26,434)	$199,278	$178,873

Net (loss) income per common share attributable to Acushnet Holdings Corp.:
Basic	$—	$(0.36)	$2.77	$2.40
Diluted	—	(0.36)	2.75	2.38
Weighted average number of common shares:
Basic	69,754,797	74,179,959	71,958,879	74,536,637
Diluted	69,754,797	74,179,959	72,560,098	75,265,074

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2022	2021
Assets
Current assets
Cash, cash equivalents and restricted cash ($14,376 and $15,612 attributable to the FootJoy golf shoe joint venture ("JV"))	$58,904	$281,677
Accounts receivable, net	216,695	174,435
Inventories ($17,866 and $19,385 attributable to the FootJoy JV)	674,684	413,314
Prepaid and other assets	108,793	99,750
Total current assets	1,059,076	969,176
Property, plant and equipment, net ($10,089 and $10,466 attributable to the FootJoy JV)	254,472	231,761
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	224,814	210,431
Intangible assets, net	525,903	465,341
Deferred income taxes	47,551	60,814
Other assets ($2,083 and $2,166 attributable to the FootJoy JV)	81,991	68,313
Total assets	$2,193,807	$2,005,836
Liabilities, Redeemable Noncontrolling Interests and Shareholders' Equity
Current liabilities
Short-term debt	$40,336	$116
Current portion of long-term debt	—	17,500
Accounts payable ($11,914 and $13,275 attributable to the FootJoy JV)	166,998	163,607
Accrued taxes	40,922	57,307
Accrued compensation and benefits ($1,651 and $1,511 attributable to the FootJoy JV)	98,245	113,453
Accrued expenses and other liabilities ($3,380 and $4,677 attributable to the FootJoy JV)	202,124	131,041
Total current liabilities	548,625	483,024
Long-term debt	527,509	297,354
Deferred income taxes	5,896	4,950
Accrued pension and other postretirement benefits	74,234	93,705
Other noncurrent liabilities ($2,145 and $2,218 attributable to the FootJoy JV)	54,177	43,237
Total liabilities	1,210,441	922,270

Redeemable noncontrolling interests	6,663	3,299
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 76,321,523 and 75,855,036 shares issued	76	76
Additional paid-in capital	960,685	948,423
Accumulated other comprehensive loss, net of tax	(109,668)	(99,582)
Retained earnings	473,130	324,966
Treasury stock, at cost; 8,892,425 and 3,314,562 shares (including 2,000,839 and 537,839 of accrued share repurchase)	(385,167)	(131,039)
Total equity attributable to Acushnet Holdings Corp.	939,056	1,042,844
Noncontrolling interests	37,647	37,423
Total shareholders' equity	976,703	1,080,267
Total liabilities, redeemable noncontrolling interests and shareholders' equity	$2,193,807	$2,005,836

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2022	2021
Cash flows from operating activities
Net income	$205,084	$184,240
Adjustments to reconcile net income to cash flows (used in) provided by operating activities
Depreciation and amortization	41,706	41,243
Unrealized foreign exchange loss (gain)	13,568	(168)
Amortization of debt issuance costs	2,000	1,540
Share-based compensation	24,083	27,639
(Gain) loss on disposals of property, plant and equipment	(3,294)	156
Deferred income taxes	9,060	12,020
Changes in operating assets and liabilities	(359,994)	47,452
Cash flows (used in) provided by operating activities	(67,787)	314,122
Cash flows from investing activities
Additions to property, plant and equipment	(61,364)	(37,597)
Additions to intangible assets	(65,000)	—
Business acquisitions	(18,400)	—
Other, net	4,542	—
Cash flows used in investing activities	(140,222)	(37,597)
Cash flows from financing activities
Proceeds from (repayments of) short-term borrowings, net	3,362	(2,704)
Proceeds from revolving credit facilities	976,953	—
Repayments of revolving credit facilities	(414,104)	—
Repayments of term loan facility	(315,000)	(17,500)
Purchases of common stock	(189,111)	(65,497)
Payment of debt issuance costs	(2,583)	—
Dividends paid on common stock	(52,239)	(49,167)
Dividends paid to noncontrolling interests	(1,601)	(1,512)
Payment of employee restricted stock tax withholdings	(10,661)	(3,946)
Other, net	(3,600)	—
Cash flows used in financing activities	(8,584)	(140,326)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(6,180)	(5,974)
Net (decrease) increase in cash, cash equivalents and restricted cash	(222,773)	130,225
Cash, cash equivalents and restricted cash, beginning of year	281,677	151,452
Cash, cash equivalents and restricted cash, end of year	$58,904	$281,677

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Titleist golf balls	$678.8	$667.6	$11.2	1.7%	$37.9	5.7%
Titleist golf clubs	609.6	551.5	58.1	10.5%	89.7	16.3%
Titleist golf gear	204.9	192.6	12.3	6.4%	24.1	12.5%
FootJoy golf wear	618.0	580.6	37.4	6.4%	71.1	12.2%
Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
United States	$1,227.8	$1,125.0	$102.8	9.1%	$102.8	9.1%
EMEA	321.5	296.0	25.5	8.6%	60.6	20.5%
Japan	161.0	188.0	(27.0)	(14.4)%	4.2	2.2%
Korea	312.7	322.6	(9.9)	(3.1)%	29.6	9.2%
Rest of World	247.3	216.3	31.0	14.3%	43.5	20.1%
Total net sales	$2,270.3	$2,147.9	$122.4	5.7%	$240.7	11.2%
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
Titleist golf balls	$132.4	$124.5	$7.9	6.3%	$15.1	12.1%
Titleist golf clubs	130.7	107.2	23.5	21.9%	34.4	32.1%
Titleist golf gear	32.4	27.9	4.5	16.1%	7.3	26.2%
FootJoy golf wear	110.9	118.6	(7.7)	(6.5)%	0.2	0.2%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2022	2021	$ change	% change	$ change	% change
United States	$253.6	$218.4	$35.2	16.1%	$35.2	16.1%
EMEA	46.7	49.1	(2.4)	(4.9)%	4.4	9.0%
Japan	42.4	38.1	4.3	11.3%	16.1	42.3%
Korea	58.6	70.8	(12.2)	(17.2)%	(2.3)	(3.2)%
Rest of World	46.1	44.2	1.9	4.3%	6.7	15.2%
Total net sales	$447.4	$420.6	$26.8	6.4%	$60.1	14.3%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under

GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net (loss) income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Net (loss) income attributable to Acushnet Holdings Corp.	$(58)	$(26,434)	$199,278	$178,873
Interest expense, net	5,367	1,098	13,269	7,709
Income tax expense	1,565	701	54,351	63,583
Depreciation and amortization	10,812	10,427	41,706	41,243
Share-based compensation	5,924	6,817	24,083	27,639
Restructuring and transformation costs(1)	—	1,002	—	2,429
Other extraordinary, unusual or non-recurring items, net(2)	70	(178)	(85)	1,494
Net income attributable to noncontrolling interests	1,732	1,602	5,806	5,367
Adjusted EBITDA	$25,412	$(4,965)	$338,408	$328,337
Adjusted EBITDA margin	5.7%	(1.2)%	14.9%	15.3%
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(1) Relates to severance and other costs associated with management's program to refine our business model and improve operational efficiencies.
(2) The year ended December 31, 2021 includes pension settlement costs of $2.1 million related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program. The three months and year ended December 31, 2021 include other immaterial unusual or non-recurring items, net.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2023, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share-based compensation and other extraordinary, unusual or non-recurring items, net.